Exhibit 99.1

January 21, 2016

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470

BB&T reports revenue up 6.9% following acquisitions

Diluted EPS of $0.64 ($0.68 adjusted)

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported quarterly earnings for the fourth quarter of 2015. Net income available to common shareholders was $502 million, or $0.64 per diluted common share for the fourth quarter of 2015. Excluding merger-related and restructuring charges, net income available to common shareholders was $535 million, or $0.68 per diluted share.

Net income available to common shareholders was $492 million ($0.64 per diluted share) and $551 million ($0.75 per diluted share) for the third quarter of 2015 and fourth quarter of 2014, respectively.

“We are pleased to report solid results for the quarter, driven by strong net interest income following our acquisition of Susquehanna Bancshares during the third quarter,” said Chairman and Chief Executive Officer Kelly S. King. “Our fee income remained steady and our net interest income was up more than 12% from the fourth quarter of last year.

“Revenues were $2.6 billion, up $164 million compared to the fourth quarter of 2014, reflecting our strategic acquisitions during the year. Revenues for the year were $9.8 billion, up 4% over 2014, led by record fee income of $4.0 billion,” said King. “With a strong balance sheet and cost reductions from acquisitions, I am looking forward to our continued success during 2016.

“After the successful conversion of Susquehanna’s systems in the fourth quarter, we were pleased to receive approval from our federal and state banking regulators for our acquisition of National Penn, which is expected to close April 1st and significantly expand our presence in the mid-Atlantic region,” said King.

Fourth Quarter 2015 Performance Highlights

•	Taxable equivalent revenues were $2.6 billion for the fourth quarter, up $68 million from the third quarter of 2015
o	Net interest income was up $41 million, primarily driven by a full quarter of Susquehanna activity
o	Net interest margin was 3.35%, flat compared to the prior quarter
o	Noninterest income was up $27 million primarily due to insurance income
o	Fee income ratio was 41.8%, compared to 42.1% for the prior quarter

•	Noninterest expense was $1.6 billion, essentially flat compared to the third quarter
o	Personnel expense and occupancy and equipment expense increased primarily due to the full quarter impact of Susquehanna’s operations
o	Merger-related and restructuring charges were $27 million lower as Susquehanna related charges declined
o	The adjusted efficiency ratio was 58.8%, down from 59.2% in the prior quarter

•	Average loans and leases held for investment increased $4.3 billion compared to the third quarter of 2015; annualized growth of approximately 2.0% excluding acquisitions
o	Average C&I loans increased 13.5% annualized; or 7.8% excluding acquisitions
o	Average direct retail loans increased 38.8% annualized; or 11.2% excluding acquisitions
o	Average other lending subsidiaries loans increased 13.7% annualized; or 7.3% excluding acquisitions

•	Average deposits increased $4.7 billion compared to the prior quarter
o	Average noninterest-bearing deposits increased an annualized 15.0%; or 7.5% excluding acquisitions
o	Average interest-bearing deposit costs were 0.24%, flat compared to the prior quarter
o	Deposit mix remained strong, with average noninterest-bearing deposits representing 30.9% of total deposits, compared to 30.7% in the prior quarter

•	Asset quality remained strong
o	Nonperforming assets decreased $32 million during the quarter
o	Loans 90 days or more past due and still accruing were 0.23% of loans held for investment, compared to 0.28% in the prior quarter
o	Loans 30-89 days past due and still accruing were 0.76% of loans held for investment, compared to 0.67% in the prior quarter
o	The allowance for loan and lease losses was 1.07% of loans held for investment, compared to 1.08% in the prior quarter
o	The allowance for loan loss coverage ratio was 2.53 times nonperforming loans held for investment, versus 2.49 times in the prior quarter

•	Capital levels remained strong across the board
o	Common equity tier 1 to risk-weighted assets was 10.2%, or 10.0% on a fully phased-in basis
o	Tier 1 risk-based capital was 11.8%
o	Total capital was 14.2%
o	Leverage capital was 9.8%
o	Tangible common equity to tangible assets was 7.7%

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q4	Q3	Q4	Q4 15 vs.	Q4 15 vs.
	2015	2015	2014 (2)	Q3 15	Q4 14
Net income available to common shareholders	$502	$492	$551	$10	$(49)
Diluted earnings per common share	0.64	0.64	0.75	―	(0.11)

Net interest income - taxable equivalent	$1,542	$1,501	$1,371	$41	$171
Noninterest income	1,015	988	1,022	27	(7)
Total revenue	$2,557	$2,489	$2,393	$68	$164

Return on average assets (%)	1.03	1.04	1.28	(0.01)	(0.25)
Return on average risk-weighted assets (%)	1.29	1.32	1.68	(0.03)	(0.39)
Return on average common shareholders' equity (%)	8.06	8.14	9.99	(0.08)	(1.93)
Return on average tangible common shareholders'
equity (1) (%)	13.37	13.23	15.45	0.14	(2.08)
Net interest margin - taxable equivalent (%)	3.35	3.35	3.36	―	(0.01)
Efficiency ratio (1) (%)	58.8	59.2	55.6	(0.4)	3.2

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.
(2)	Applicable Q4 2014 amounts were revised as a result of the January 1, 2015 adoption of new guidance related to the accounting for investments in qualified affordable housing projects.

Fourth Quarter 2015 compared to Third Quarter 2015

Total revenues were $2.6 billion for the fourth quarter of 2015, an increase of $68 million compared to the prior quarter, which reflects an increase in taxable-equivalent net interest income of $41 million and an increase in noninterest income of $27 million.

The net interest margin was 3.35% for the fourth quarter, flat compared to the prior quarter. Average earning assets increased $4.7 billion and average interest-bearing liabilities increased $3.0 billion, which primarily reflect the inclusion of Susquehanna’s operations for a full quarter.

The annualized yield on the total loan portfolio for the fourth quarter was 4.31%, flat compared to the prior quarter. The annualized fully taxable-equivalent yield on the average securities portfolio for the fourth quarter was 2.30%, up three basis points compared to the prior quarter.

The average annualized cost of interest-bearing deposits was 0.24%, flat compared to the prior quarter. The average annualized rate paid on long-term debt was 2.11%, a decrease of one basis point compared to the prior quarter.

Excluding acquired from FDIC and purchased credit impaired (“PCI”) loans, the provision for credit losses was $128 million and net charge-offs were $130 million for the fourth quarter, compared to $100 million and $107 million, respectively, for the prior quarter. The current quarter included net charge-offs of $7 million related to the sale of approximately $50 million of nonperforming residential mortgage loans.

Noninterest income increased $27 million, primarily driven by higher insurance income and other income, partially offset by lower investment banking and brokerage fees and commissions.

Noninterest expense was $1.6 billion for the fourth quarter, essentially flat compared to the prior quarter. Higher personnel expense, occupancy and equipment expense and other expense were partially offset by lower merger-related and restructuring charges and lower professional services.

The provision for income taxes was $251 million for the fourth quarter, compared to $222 million for the prior quarter. This produced an effective tax rate for the fourth quarter of 31.7%, compared to 29.4% for the prior quarter. The increase is primarily attributable to a reduction in federal tax credits and higher pre-tax income.

Fourth Quarter 2015 compared to Fourth Quarter 2014

Total revenues were $2.6 billion for the fourth quarter of 2015, up $164 million compared to the earlier quarter. This increase was driven by a $171 million increase in taxable-equivalent net interest income, largely the result of the Susquehanna and The Bank of Kentucky acquisitions.

Net interest margin was 3.35%, compared to 3.36% for the earlier quarter. Average earning assets increased $20.6 billion, or 12.7%, while average interest-bearing liabilities increased $13.3 billion, or 11.4%, both of which were primarily driven by the Susquehanna and The Bank of Kentucky acquisitions. The annualized yield on the total loan portfolio for the fourth quarter was 4.31%, an increase of two basis points compared to the earlier quarter, which primarily reflects the impact of the current year acquisitions, partially offset by runoff of loans acquired from the FDIC. The annualized fully taxable-equivalent yield on the average securities portfolio for the fourth quarter was 2.30%, compared to 2.45% for the earlier period. This decline reflects lower rates on mortgage-backed securities, runoff of securities acquired from the FDIC and larger holdings in U.S. Treasuries.

The average annualized cost of interest-bearing deposits was 0.24%, a decline of one basis point compared to the earlier quarter. The average annualized rate paid on long-term debt was 2.11%, compared to 2.22% for the earlier quarter. This decrease was primarily due to early extinguishments of higher cost FHLB advances.

Excluding acquired from FDIC and PCI loans, the provision for credit losses was $128 million, compared to $84 million in the earlier quarter. The earlier quarter included a $24 million allowance release related to the sale of nonperforming mortgage loans, which also resulted in $4 million of net recoveries. Net charge-offs for the fourth quarter of 2015, excluding loans acquired from the FDIC and PCI, totaled $130 million, compared to $102 million for the earlier quarter.

The $7 million decrease in noninterest income was driven by lower insurance income, mortgage banking income and investment banking and brokerage fees and commissions, partially offset by improved FDIC loss share income and higher other income.

Noninterest expense was $1.6 billion for the fourth quarter of 2015, an increase of $203 million compared to the earlier quarter. This increase was primarily driven by the Susquehanna and The Bank of Kentucky acquisitions, which resulted in higher personnel expense, occupancy and equipment expense, merger-related and restructuring charges and other expense. These increases were partially offset by a decrease in loan-related expense.

The provision for income taxes was $251 million for the fourth quarter of 2015, compared to $277 million for the earlier quarter. This produced an effective tax rate for the fourth quarter of 2015 of 31.7%, compared to 31.5% for the earlier quarter.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 15 vs.	Q4 15 vs.
	2015	2015	2014	Q3 15	Q4 14
				(annualized)
Insurance income	$380	$354	$409	29.1	(7.1)
Service charges on deposits	165	167	160	(4.8)	3.1
Mortgage banking income	104	111	128	(25.0)	(18.8)
Investment banking and brokerage fees and
commissions	91	105	112	(52.9)	(18.8)
Trust and investment advisory revenues	64	63	56	6.3	14.3
Bankcard fees and merchant discounts	56	57	52	(7.0)	7.7
Checkcard fees	47	45	41	17.6	14.6
Operating lease income	33	32	29	12.4	13.8
Income from bank-owned life insurance	27	29	30	(27.4)	(10.0)
FDIC loss share income, net	(52)	(58)	(84)	(41.0)	(38.1)
Securities gains (losses), net	―	(2)	―	NM	NM
Other income (1)	100	85	89	70.0	12.4
Total noninterest income	$1,015	$988	$1,022	10.8	(0.7)

(1)	The Q4 2014 amount was revised as a result of the January 1, 2015 adoption of new guidance related to the accounting for investments in qualified affordable housing projects.
NM - not meaningful.

Fourth Quarter 2015 compared to Third Quarter 2015

Noninterest income was $1.0 billion for the fourth quarter, an increase of $27 million compared to the prior quarter. This increase was driven by higher insurance income and other income, partially offset by lower investment banking and brokerage fees and commissions.

Insurance income increased $26 million, primarily due to seasonality. Other income increased $15 million, primarily due to a $25 million increase in income related to assets for certain post-employment benefits, which is offset in personnel expense. The increase in other income also reflects a $12 million improvement in client derivative income. These increases were partially offset by a decrease of $20 million in partnership and other investment income, which was the result of an opportunistic sale that resulted in a $28 million gain in the prior quarter.

Investment banking and brokerage fees and commissions were $14 million lower due to higher capital markets activity in the prior quarter.

Fourth Quarter 2015 compared to Fourth Quarter 2014

Noninterest income for the fourth quarter of 2015 decreased $7 million compared to the earlier quarter. This decrease was driven by lower insurance income, mortgage banking income and investment banking and brokerage fees and commissions, partially offset by improved FDIC loss share income and an increase in other income.

Insurance income declined $29 million primarily due to the second quarter sale of American Coastal, which resulted in a $36 million reduction in revenue, partially offset by higher commission income in the property and casualty insurance business.

Mortgage banking income declined $24 million, driven by $11 million of lower mortgage servicing rights valuation adjustments and lower saleable loan volume.

Investment banking and brokerage fees and commissions declined $21 million, primarily due to higher capital markets activity occurring in the earlier quarter.

FDIC loss share income improved $32 million primarily due to lower loan accretion. Other income increased $11 million primarily due to higher income from client derivatives and higher income related to assets for certain post-employment benefits (which is offset in personnel expense), partially offset by lower partnerships and investment income.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 15 vs.	Q4 15 vs.
	2015	2015	2014	Q3 15	Q4 14
				(annualized)
Personnel expense	$893	$882	$794	4.9	12.5
Occupancy and equipment expense	192	183	168	19.5	14.3
Software expense	52	50	45	15.9	15.6
Loan-related expense	37	38	71	(10.4)	(47.9)
Outside IT services	41	35	27	68.0	51.9
Professional services	29	42	38	(122.8)	(23.7)
Amortization of intangibles	32	29	22	41.0	45.5
Regulatory charges	28	25	24	47.6	16.7
Foreclosed property expense	11	15	10	(105.8)	10.0
Merger-related and restructuring charges, net	50	77	18	(139.1)	177.8
Other expense	232	218	177	25.5	31.1
Total noninterest expense	$1,597	$1,594	$1,394	0.7	14.6

NM - not meaningful.

Fourth Quarter 2015 compared to Third Quarter 2015

Noninterest expense was $1.6 billion for the fourth quarter, up $3 million compared to the prior quarter. This change was driven by increases in other expense and personnel expense, as well as smaller increases in various other categories, partially offset by lower merger-related and restructuring charges and a decrease in professional services.

Other expense increased $14 million primarily reflecting higher operating charge-offs, charitable contributions and travel.

Personnel expense increased $11 million, driven by $14 million of higher salary expense due to a full quarter of increased headcount resulting from the Susquehanna acquisition. The higher personnel expense also reflects a $25 million increase in certain post-employment benefits expense (offset in other income). These increases were partially offset by an $18 million improvement in employee medical and insurance benefits and a $12 million reduction in equity-based compensation due to the acceleration of expense for retirement eligible employees in the prior quarter.

Merger-related and restructuring charges declined by $27 million, primarily due to the impact of the Susquehanna acquisition in the prior quarter. Professional services declined $13 million due to lower volume.

Fourth Quarter 2015 compared to Fourth Quarter 2014

Noninterest expense for the fourth quarter of 2015 was $1.6 billion, an increase of $203 million compared to the fourth quarter of 2014. This increase reflects higher expense in a number of categories primarily resulting from acquisition activity, partially offset by a reduction in loan-related expense.

Personnel expense increased $99 million, driven by a $72 million increase in salaries, which reflects an increase in FTEs of approximately 3,800 primarily resulting from the current year acquisitions. Employee benefits expense increased $35 million, primarily due to $19 million of higher pension expense due to changes in actuarial assumptions as well as $9 million of higher expense related to certain post-employment benefits (offset in other income). These increases in personnel expense were partially offset by a $13 million reduction in incentives.

Other expense increased $55 million primarily due to a $15 million franchise tax benefit recognized in the earlier quarter and increases in various categories of other expense including taxes and licenses, depreciation on assets subject to operating leases, outsourced services, marketing and advertising. These increases and other smaller increases were partially offset by a reduction in business referral fee expense primarily due to the sale of American Coastal.

Merger-related and restructuring charges increased $32 million, primarily due to the Susquehanna acquisition and expenses related to the planned acquisition of National Penn.

Outside IT services increased $14 million due to ongoing information system enhancement projects and initiatives. Occupancy and equipment expense and amortization of intangibles both increased as a result of the current year acquisitions.

Loan-related expense decreased $34 million largely due to a $27 million charge in the earlier quarter related to a review of mortgage lending processes.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 15 vs.	Q4 15 vs.
	2015	2015	2014	Q3 15	Q4 14
				(annualized)
Commercial and industrial	$48,047	$46,462	$40,383	13.5	19.0
CRE - income producing properties	13,264	12,514	10,681	23.8	24.2
CRE - construction and development	3,766	3,502	2,772	29.9	35.9
Dealer floor plan	1,164	1,056	1,053	40.6	10.5
Direct retail lending	10,896	9,926	8,085	38.8	34.8
Sales finance	10,533	10,386	9,194	5.6	14.6
Revolving credit	2,458	2,421	2,427	6.1	1.3
Residential mortgage	30,334	30,384	31,046	(0.7)	(2.3)
Other lending subsidiaries	13,281	12,837	11,351	13.7	17.0
Acquired from FDIC and PCI	1,070	1,052	1,309	6.8	(18.3)
Total loans and leases held for investment	$134,813	$130,540	$118,301	13.0	14.0

Average loans held for investment for the fourth quarter of 2015 were $134.8 billion, up $4.3 billion compared to the third quarter of 2015. Excluding acquisitions (which comprises Susquehanna, The Bank of Kentucky, both branch acquisitions in Texas and BankAtlantic), average loans held for investment were up approximately 2.0% on an annualized basis.

Average commercial and industrial loans increased $1.6 billion during the fourth quarter of 2015. Approximately $740 million of the increase was the result of acquisitions while the remaining increase reflects continued growth in large corporate lending. Average commercial real estate – income producing properties loans increased $750 million and average commercial real estate – construction and development loans increased $264 million, with the majority of both of these increases being attributable to acquisitions. Dealer floor plan average loans, which were not significantly impacted by acquisition activity, were up $108 million or 40.6% annualized, due to strong organic growth.

Direct retail lending average loans increased $970 million; approximately $735 million of the growth was due to acquisitions. Other lending subsidiaries average loans increased $444 million, with approximately half of the increase due to acquisitions.

Excluding acquisition activity, average sales finance loans declined approximately $400 million, which is partially due to dealer pricing structure changes implemented during the third quarter. Average residential mortgage loans decreased approximately $430 million excluding acquisitions, which reflects the continued strategy to sell conforming residential mortgage loan production.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 15 vs.	Q4 15 vs.
	2015	2015	2014	Q3 15	Q4 14
				(annualized)
Noninterest-bearing deposits	$45,824	$44,153	$39,130	15.0	17.1
Interest checking	24,157	22,593	19,308	27.5	25.1
Money market and savings	61,431	59,306	51,176	14.2	20.0
Time deposits	16,981	16,837	20,041	3.4	(15.3)
Foreign office deposits - interest-bearing	98	948	660	NM	(85.2)
Total deposits	$148,491	$143,837	$130,315	12.8	13.9

Average deposits for the fourth quarter were $148.5 billion, an increase of $4.7 billion compared to the prior quarter. Average noninterest-bearing deposits increased $1.7 billion, with approximately $870 million of the increase due to acquisitions. Interest checking grew $1.6 billion (approximately $220 million excluding acquisitions) and money market and savings grew $2.1 billion (approximately $535 million excluding acquisitions. Excluding acquisition activity, time deposits declined approximately $650 million, or an annualized 18.5%.

The growth in noninterest-bearing deposits and lower-cost deposits drove continued improvement in mix during the quarter. Noninterest-bearing deposits represented 30.9% of total average deposits for the fourth quarter, compared to 30.7% for the prior quarter and 30.0% a year ago.

The cost of interest-bearing deposits was 0.24% for the fourth quarter, flat compared to the prior quarter.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q4	Q3	Q4	Q4 15 vs.	Q4 15 vs.
Segment Net Income	2015	2015	2014	Q3 15	Q4 14
Community Banking	$272	$263	$250	$9	$22
Residential Mortgage Banking	49	59	82	(10)	(33)
Dealer Financial Services	42	44	34	(2)	8
Specialized Lending	71	69	65	2	6
Insurance Services	36	21	65	15	(29)
Financial Services	103	82	79	21	24
Other, Treasury and Corporate	(31)	(5)	28	(26)	(59)
Total net income	$542	$533	$603	$9	$(61)

Fourth Quarter 2015 compared to Third Quarter 2015

The financial information related to Susquehanna’s operations was included in the Other, Treasury & Corporate segment until the systems conversion, which occurred during the fourth quarter of 2015.

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

Community Banking net income was $272 million for the fourth quarter of 2015, an increase of $9 million compared to the prior quarter. The higher net income reflects the inclusion of Susquehanna’s operations in segment results for approximately half the quarter due to the November systems conversion. Segment net interest income increased $83 million, driven by the inclusion of Susquehanna since conversion and higher funding spreads on deposits, partially offset by lower interest rates on new commercial loans. Noninterest income decreased $3 million, primarily due to lower checkcard fees and letter of credit fees, partially offset by higher service charges on deposits and commercial loan fees. The allocated provision for credit losses increased $35 million primarily as a result of higher loss estimates. Noninterest expense increased $22 million driven by higher salary and employee insurance expense, primarily attributable to the Susquehanna acquisition, and higher operating charge-offs, partially offset by lower legal expense.

Average loans grew $5.8 billion, or 44.4% on an annualized basis and average transaction account deposits grew $4.8 billion, or 33.3% on an annualized basis, primarily attributable to the Susquehanna acquisition.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by BB&T as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government guaranteed and conventional loans for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $49 million for the fourth quarter of 2015, a decrease of $10 million compared to the prior quarter. This decrease was primarily the result of a $14 million decline in noninterest income, which was driven by lower gains on mortgage loan production as a result of lower saleable production volumes and margins. Noninterest expense decreased by $6 million, which primarily reflects lower incentive, professional services and loan processing expense.

Dealer Financial Services

Dealer Financial Services originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T's market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and, in conjunction with the Community Bank, provides financing and servicing to dealers for their inventories. The consumer auto leasing portfolio was moved to the Dealer Financial Services segment from the Other, Treasury, and Corporate segment in connection with the systems conversion during November.

Dealer Financial Services net income was $42 million for the fourth quarter of 2015, a decrease of $2 million compared to the prior quarter. Segment net interest income increased $9 million, primarily due to the consumer auto leasing business moving into the segment. The allocated provision for credit losses increased $11 million, primarily due to seasonally higher net charge-offs in the Dealer Finance and Regional Acceptance loan portfolios.

Dealer Financial Services' average loans increased by $695 million, or 20.3%, on an annualized basis as a result of the Susquehanna acquisition, partially offset by lower average balances in the core prime automobile loan portfolio.

Specialized Lending

Specialized Lending consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, and dealer-based financing of equipment for consumers and small businesses. The small business equipment finance business unit, a former subsidiary of Susquehanna Bancshares, was moved to the Specialized Lending segment from the Other, Treasury, and Corporate segment in connection with the systems conversion during November.

Specialized Lending net income was $71 million for the fourth quarter of 2015, an increase of $2 million compared to the prior quarter. Noninterest income increased $13 million driven by higher commercial mortgage income and operating lease income and higher gains on finance leases. Noninterest expense increased $8 million, primarily due to higher incentive expense, higher depreciation of property under operating leases and lower recoveries of operating charge-offs compared to the prior quarter.

Specialized Lending average loans were up $99 million, or 2.2% on an annualized basis, primarily due to the Susquehanna acquisition, partially offset by mortgage warehouse lending.

Insurance Services

BB&T's insurance agency / brokerage network is the fifth largest in the United States and sixth largest in the world. Insurance Services provides property and casualty, life and health insurance to businesses and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance.

Insurance Services net income was $36 million in the fourth quarter of 2015, an increase of $15 million compared to the prior quarter. Insurance Service's noninterest income increased $35 million, which primarily reflects seasonality in the commercial property and casualty insurance business and higher life insurance commissions as a result of seasonality and improved production. Noninterest expense increased $11 million driven by higher salary and incentive expense, merger-related charges and operating charge-offs.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc. The segment also includes BB&T Securities, a full-service brokerage and investment banking firm, the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships and client derivatives, and BB&T Capital Partners, which manages the company's SBIC private equity investments. Various financial-related business units of Susquehanna moved into the Financial Services segment on a post-merger basis, with the financial history prior to systems conversion remaining in the Other, Treasury and Corporate segment.

Financial Services net income was $103 million in the fourth quarter of 2015, an increase of $21 million compared to the prior quarter. Segment net interest income increased $10 million driven by Corporate Banking and BB&T Wealth loan and deposit growth and higher funding spreads on deposits. Noninterest income decreased $16 million primarily due to lower capital markets fees and lower income from SBIC private equity investments, partially offset by higher investment advisory fees. The allocated provision for credit losses was a benefit of $3 million in the fourth quarter of 2015, compared to a $21 million charge in the prior quarter as a result of lower loss estimates for the Corporate Banking loan portfolio as well as changes in the portfolio mix and risk expectations related to the oil and energy sector in the prior quarter. Noninterest expense decreased $9 million compared to the prior quarter, primarily driven by lower professional services expense.

Financial Services generated significant loan growth, with Corporate Banking's average loan balances increasing $887 million, or an annualized 29.2%, over the prior quarter, while BB&T Wealth's average loan balances increased $61 million, or 15.6% on an annualized basis. BB&T Wealth’s average transaction account deposits grew $194 million, or 20.7% on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

In the fourth quarter of 2015, Other, Treasury & Corporate generated a net loss of $31 million, compared to a net loss of $5 million in the prior quarter. Segment net interest income decreased $59 million driven primarily by an increase in long-term debt, lower funding spreads and the inclusion of Susquehanna in the segment for a greater period in the prior quarter. Noninterest income increased $11 million, primarily due to improved FDIC loss share income. Noninterest expense decreased $28 million, due to lower personnel expense primarily attributable to the post-conversion move of the Susquehanna business units into the operating segments and lower merger-related charges, partially offset by higher occupancy and equipment and IT professional services expense.

Fourth Quarter 2015 compared to Fourth Quarter 2014

Community Banking

Community Banking net income was $272 million for the fourth quarter of 2015, an increase of $22 million compared to the earlier quarter. Segment net interest income increased $125 million, driven by higher commercial and retail loans and deposits, partially attributable to acquisitions, and higher funding spreads on deposits, partially offset by lower interest rates on new commercial loans. Noninterest income increased $5 million, primarily due to higher service charges on deposits, bankcard and merchant services fees and commercial loan fees. The allocated provision for credit losses increased $19 million as a result of loan growth and higher loss estimates in the commercial loan portfolio. Noninterest expense increased $67 million driven by higher personnel and occupancy and equipment expense and merger-related charges, primarily attributable to the acquisitions.

Residential Mortgage Banking

Residential Mortgage Banking net income was $49 million for the fourth quarter of 2015, a decrease of $33 million compared to the earlier quarter. Segment net interest income decreased $9 million primarily resulting from lower average loan balances. Noninterest income decreased $22 million driven by lower net mortgage servicing rights valuation adjustments and lower gains on mortgage loan production and sales as a result of lower saleable production volumes and margins. The allocated provision for credit losses was $8 million in the fourth quarter of 2015, compared to a benefit of $38 million in the earlier quarter. The earlier quarter included a $24 million allowance release related to a loan sale. Noninterest expense decreased $27 million compared to the earlier quarter, which primarily reflects a charge related to a review of mortgage lending processes in the earlier quarter.

Dealer Financial Services

Dealer Financial Services net income was $42 million for the fourth quarter of 2015, an increase of $8 million compared to the earlier quarter. Segment net interest income increased $20 million, primarily attributable to Susquehanna’s consumer auto leasing business and growth in the Regional Acceptance loan portfolio. Noninterest expense increased $10 million driven by higher personnel and other expense, partially related to the acquired consumer auto leasing business.

Specialized Lending

Specialized Lending net income was $71 million for the fourth quarter of 2015, an increase of $6 million compared to the earlier quarter. Segment net interest income increased $18 million, primarily attributable to Susquehanna’s small business equipment finance business and growth in the small ticket consumer finance portfolio, partially offset by lower interest rates on new loans. Noninterest income increased $4 million driven by higher operating lease income and higher gains on finance leases, partially offset by lower commercial mortgage income. Noninterest expense increased $13 million, primarily due to higher personnel expense and higher depreciation of property under operating leases.

Insurance Services

Insurance Services net income was $36 million for the fourth quarter of 2015, a decrease of $29 million compared to the earlier quarter. Insurance Service’s noninterest income decreased $33 million, primarily due to the sale of American Coastal in the second quarter of 2015. Noninterest expense increased $14 million driven by higher salary and pension expense, merger-related charges and operating charge-offs as well as a reduction in certain actuarially-determined loss reserves in the earlier period, partially offset by lower business referral expense attributable to the sale of American Coastal.

Financial Services

Financial Services net income was $103 million in the fourth quarter of 2015, an increase of $24 million compared to the earlier quarter. Segment net interest income increased $24 million driven by Corporate Banking and BB&T Wealth loan and deposit growth and higher funding spreads on deposits. Noninterest income decreased $10 million primarily due to lower capital market fees and lower income from SBIC private equity investments, partially offset by higher investment advisory fees, trust income and brokerage commissions. The allocated provision for credit losses was $20 million lower than the earlier quarter as a result of lower loss estimates in the Corporate Banking loan portfolio, partially offset by loan growth.

Other, Treasury & Corporate

In the fourth quarter of 2015, Other, Treasury & Corporate generated a net loss of $31 million compared to net income of $28 million in the earlier quarter. Segment net interest income decreased $8 million driven primarily by lower funding spreads on deposits. Noninterest income increased $46 million, primarily due to improved FDIC loss share income and higher service charges on deposits and checkcard fees primarily related to the inclusion of Susquehanna in operating results until the systems conversion in early November. Noninterest expense increased $120 million, primarily due to higher personnel and occupancy and equipment expense primarily related to Susquehanna, as well as higher IT professional services, software expense, franchise taxes and merger-related charges. Amortization of intangibles increased $12 million primarily due to core deposit intangible amortization related to 2015 acquisitions. Allocated corporate expense decreased by $11 million compared to the earlier quarter, reflecting modest increases in corporate expense allocated to the operating segments.

CAPITAL RATIOS (1)
	Basel III				Basel I
	Q4	Q3	Q2	Q1	Q4
	2015	2015	2015	2015	2014
Risk-based:
Common equity Tier 1 (%)	10.2	10.1	10.4	10.5	N/A
Tier 1 (%)	11.8	11.7	12.1	12.2	12.4
Total (%)	14.2	14.2	14.2	14.4	14.9
Leverage (%)	9.8	9.9	10.2	10.1	9.9
Tangible common equity to tangible assets (%) (2)	7.7	7.7	8.1	8.0	8.0

(1)	Current quarter regulatory capital ratios are preliminary.
(2)	Tangible common equity and related ratios are non-GAAP measures. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

Capital levels remained strong at December 31, 2015. BB&T declared total common dividends of $0.27 during the fourth quarter of 2015, which resulted in a dividend payout ratio of 42.2%. Risk-based capital ratios were up slightly compared to the prior quarter as earnings in excess of dividends was partially offset by higher risk-weighted assets.

BB&T’s estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 10.0% at December 31, 2015 and 9.9% at September 30, 2015.

BB&T’s liquidity coverage ratio was approximately 130% at December 31, 2015, compared to the regulatory minimum of 90%. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 13.5% at December 31, 2015.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q4	Q3	Q4	Q4 15 vs.	Q4 15 vs.
	2015	2015	2014	Q3 15	Q4 14
Total nonperforming assets	$712	$744	$782	$(32)	$(70)
Total performing TDRs	982	976	1,050	6	(68)
Total loans 90 days past due and still accruing (2)	312	381	535	(69)	(223)
Total loans 30-89 days past due	1,028	906	896	122	132

Nonperforming loans and leases as a percentage of
loans and leases held for investment (%)	0.42	0.43	0.51	(0.01)	(0.09)
Nonperforming assets as a percentage of total assets (%)	0.34	0.36	0.42	(0.02)	(0.08)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.07	1.08	1.23	(0.01)	(0.16)
Net charge-offs as a percentage of average loans and
leases (%) annualized	0.38	0.32	0.39	0.06	(0.01)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	2.83	3.44	3.21	(0.61)	(0.38)
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	2.53	2.49	2.39	0.04	0.14

(1)	Excludes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.
(2)	The Q3 2015 amount has been revised from the previously reported amount. See the footnotes on page 14 of the Quarterly Performance Summary for additional information.

Nonperforming assets totaled $712 million at December 31, 2015, a decrease of $32 million compared to September 30, 2015. The decrease was driven by the fourth quarter sale of nonperforming residential mortgage loans, partially offset by a residential mortgage and direct retail lending policy change to move loans to nonaccrual status at 120 days past due instead of 180 days. At December 31, 2015, nonperforming loans and leases represented 0.42% of loans and leases held for investment, compared to 0.43% at September 30, 2015.

Loans 30-89 days past due and still accruing, excluding government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase, totaled $1.0 billion at December 31, 2015, an increase of $122 million compared to the prior quarter. This increase was primarily driven by a $31 million increase for residential mortgage loans, which was primarily the result of conforming the delinquency calculation methodology of Susquehanna loans to BB&T’s method upon conversion of the related loan system. The increase is also driven by a $30 million increase in the other lending subsidiaries portfolio, which reflects seasonality in the nonprime portfolio.

Loans 90 days or more past due and still accruing totaled $312 million at December 31, 2015, a decrease of $69 million compared to the prior quarter, primarily driven by loans acquired from the FDIC and PCI loans. Excluding acquired from FDIC and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.15% at December 31, 2015, a decline of one basis point compared to the prior quarter.

Net charge-offs during the fourth quarter totaled $130 million, an increase of $23 million compared to the prior quarter, partially due to the previously mentioned nonperforming residential mortgage loan sale. As a percentage of average loans and leases, annualized net charge-offs were 0.38%, compared to 0.32% in the prior quarter.

The allowance for loan and lease losses, excluding the allowance for loans acquired from the FDIC and PCI loans, was $1.4 billion, essentially flat compared to the prior quarter. The allowance for loans acquired from the FDIC and PCI loans was $61 million, also essentially flat compared to the prior quarter. As of December 31, 2015, the total allowance for loan and lease losses was 1.07% of loans and leases held for investment, compared to 1.08% at September 30, 2015.

The allowance for loan and lease losses was 2.53 times nonperforming loans and leases held for investment, compared to 2.49 times at September 30, 2015. At December 31, 2015, the allowance for loan and lease losses was 2.83 times annualized net charge-offs, compared to 3.44 times at September 30, 2015.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T’s live fourth quarter 2015 earnings conference call at 8 a.m. (ET) today, please call 1-888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at www.bbt.com. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 4313363).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at www.bbt.com.

BB&T’s fourth quarter 2015 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.bbt.com.

About BB&T

As of December 31, 2015, BB&T is one of the largest financial services holding companies in the U.S. with $209.9 billion in assets and market capitalization of $29.5 billion. Based in Winston-Salem, N.C., the company operates 2,139 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

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Capital ratios are preliminary. Credit quality data excludes government guaranteed GNMA loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	Tangible common equity and related ratios are non-GAAP measures. The return on average risk-weighted assets is a non-GAAP measure. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.
•	The ratio of loans greater than 90 days and still accruing interest as a percentage of loans held for investment has been adjusted to remove the impact of loans that are or were covered by FDIC loss sharing agreements and PCI loans. Management believes that their inclusion may result in distortion of these ratios such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.
•	Adjusted fee income and adjusted efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T’s management uses these measures in their analysis of the Corporation’s performance. BB&T’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.
•	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.
•	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition and purchased credit impaired (“PCI”) loans acquired from Susquehanna. Core net interest margin is also adjusted to remove the purchase accounting marks and related amortization for non-PCI loans and deposits acquired from Susquehanna. BB&T’s management believes that the adjustments to the calculation of net interest margin for certain assets and deposits acquired provide investors with useful information related to the performance of BB&T’s earning assets.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T’s Fourth Quarter 2015 Quarterly Performance Summary, which is available on BB&T’s website at www.bbt.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T that are based on the beliefs and assumptions of the management of BB&T and the information available to management at the time that these disclosures were prepared. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “could,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following:

•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;
•	disruptions to the credit and financial markets, either nationally or globally, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies, the adverse effects of recessionary conditions in Europe and the impact of recent market disruptions in China;
•	changes in the interest rate environment, including interest rate changes made by the Federal Reserve, and cash flow reassessments may reduce NIM and/or the volumes and values of loans made or held as well as the value of other financial assets held;
•	competitive pressures among depository and other financial institutions may increase significantly;
•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;
•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
•	a reduction may occur in BB&T’s credit ratings;
•	adverse changes may occur in the securities markets;
•	competitors of BB&T may have greater financial resources and develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
•	natural or other disasters, including acts of domestic or foreign terrorism, could have an adverse effect on BB&T in that such events could materially disrupt BB&T’s operations or the ability or willingness of BB&T’s customers to access the financial services BB&T offers;
•	costs or difficulties related to the integration of the businesses of BB&T and its merger partners may be greater than expected;
•	expected cost savings or revenue growth associated with completed mergers and acquisitions may not be fully realized or realized within the expected time frames;
•	significant litigation could have a material adverse effect on BB&T;

•	deposit attrition, customer loss and/or revenue loss following completed mergers and acquisitions may be greater than expected;
•	cyber-security risks, including “denial of service,” “hacking” and “identity theft,” could adversely affect BB&T’s business, financial performance, or reputation;
•	higher than expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T’s financial condition and results of operations and could result in significant additional costs to BB&T;
•	failure to execute on the Company’s strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions, could adversely impact BB&T’s financial condition and results of operations; and
•	widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T’s financial conditions and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.